Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,000,000	$644

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

February 2014 Pricing Supplement Registration Statement No. 333-180289 February 28, 2014 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

$5,000,000 Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Uncapped Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. However, at maturity, if the underlying index does not change or has depreciated, and (i) if the level of the underlying index is greater than or equal to the specified trigger level, investors will receive the stated principal amount of their investment, or (ii) if the level of the underlying index is less than the specified trigger level, the investor will lose 1% for every 1% decline in the underlying index from the pricing date to the valuation date. The Uncapped Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature. Investors may lose up to 100% of the stated principal amount of the Uncapped Trigger PLUS. All payments on the Uncapped Trigger PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	March 5, 2020, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:	Russell 2000® Index (Bloomberg symbol: “RTY”)
Aggregate principal amount:	$5,000,000
Payment at maturity:

•    If the final index level is greater than the initial index level:

$10 + the leveraged upside payment

•    If the final index level is less than or equal to the initial index level and is greater than or equal to the trigger level:

$10

•    If the final index level is less than the trigger level:

$10 x the index performance factor

This amount will be less than the stated principal amount of $10, which will result in a loss of at least 35%, and possibly all, of your investment. All payments on the Uncapped Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	126%
Index percent increase:	(final index level – initial index level) / initial index level
Initial index level:	1,183.03, which was the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Closing level:	The closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “RTY <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Trigger level:	768.97, 65% of the initial index level, rounded to two decimal places.
Valuation date:	March 2, 2020, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:	final index level / initial index level
Stated principal amount:	$10 per Uncapped Trigger PLUS
Issue price:	$10 per Uncapped Trigger PLUS
Pricing date:	February 28, 2014
Original issue date:	March 5, 2014 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Uncapped Trigger PLUS is less than the price you pay to purchase the Uncapped Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Uncapped Trigger PLUS in the secondary market, if any, at any time. The estimated initial value was calculated on the Pricing Date. See “Risk Factors — The estimated initial value of the Uncapped Trigger PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Uncapped Trigger PLUS in the secondary market, if any.”
CUSIP:	40434C204
ISIN:	US40434C2044
Listing:	The Uncapped Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions(1)	Proceeds to issuer
Per Uncapped Trigger PLUS	$10	$0.35	$9.65
Total	$5,000,000	$175,000	$4,825,000
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.35 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.35 for each Uncapped Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”

The estimated initial value of the Uncapped Trigger PLUS as of the pricing date is $9.47 per Uncapped Trigger PLUS, which is less than the price to public. The market value of the Uncapped Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

Investment in the Uncapped Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the Uncapped Trigger PLUS, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The Uncapped Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020 (the “Uncapped Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.

▪	To enhance positive returns and potentially outperform the underlying index in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

▪	To avoid loss in the event of a decline of the underlying index as of the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Uncapped Trigger PLUS are subject to the credit risk of HSBC.

Maturity:	Six years

Leverage factor:	126%

Maximum payment at maturity:	None.

Trigger level:	65% of the initial index level

Minimum payment at maturity:	None. You may lose your entire initial investment in the Uncapped Trigger PLUS.

Coupon:	None

February 2014	Page 2

Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The Uncapped Trigger PLUS offers a 126% leveraged upside on the positive performance of the underlying index. However, if the final index level is less than the initial index level by more than 35%, investors will lose 1% for every 1% that the level has decreased. Investors may lose up to 100% of the stated principal amount of the Uncapped Trigger PLUS.

Investors can use the Uncapped Trigger PLUS to enhance returns and avoid loss in the event of a decline of the underlying index on the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Uncapped Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Performance	The Uncapped Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the securities included in the underlying index.
Trigger Feature	At maturity, even if the underlying index has declined over the term of the Uncapped Trigger PLUS, you will receive your stated principal amount, but only if the final index level is greater than or equal to the trigger level.
Payment Scenario 1	The level of the underlying index increases and, at maturity for each Uncapped Trigger PLUS, we will pay the stated principal amount of $10 plus 126% of the index percent increase.
Payment Scenario 2	The level of the underlying index does not change or declines but the final index level is greater than or equal to the trigger level and, at maturity for each Uncapped Trigger PLUS, we will pay the stated principal amount of $10.
Payment Scenario 3	The level of the underlying index declines and the final index level is less than the trigger level and, at maturity for each the Uncapped Trigger PLUS, we will pay an amount that is less than the stated principal amount by an amount that is proportionate to the decline.

February 2014	Page 3

Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Uncapped Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Uncapped Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Uncapped Trigger PLUS

Leverage factor:	126%

Trigger level:	65% of the initial index level

Uncapped Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final index level is greater than the initial index level, investors would receive the $10 stated principal amount plus 126% of the appreciation of the underlying index over the term of the Uncapped Trigger PLUS.

▪	For example, if the underlying index appreciates 3%, investors would receive a 3.78% return, or $10.378 per Uncapped Trigger PLUS.

▪	Par Scenario: If the final index level is less than or equal to the initial index level but is greater than or equal to the trigger level, investors would receive the stated principal amount of $10 per Uncapped Trigger PLUS.

▪	For example, if the underlying index depreciates 10%, investors would receive the $10 stated principal amount.

▪	Downside Scenario: If the final index level is less than the trigger level, investors would receive an amount that is less than the stated principal amount based on a 1% loss of principal for each 1% decline in the level of the underlying index.

▪	For example, if the underlying index depreciates 40%, investors would lose 40% of their principal and receive only $6 per Uncapped Trigger PLUS at maturity, or 60% of the stated principal amount.

February 2014	Page 4

Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the Uncapped Trigger PLUS is not equivalent to investing directly in any of the stocks comprising the underlying index. You should understand the risks of investing in the Uncapped Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Uncapped Trigger PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Uncapped Trigger PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Uncapped Trigger PLUS do not pay interest and may result in a loss. The terms of the Uncapped Trigger PLUS differ from those of ordinary debt securities in that the Uncapped Trigger PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index level is less than the trigger level (which is 65% of the initial index level), you will receive for each Uncapped Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Uncapped Trigger PLUS by at least 35% and by an amount proportionate to the decline in the level of the underlying index, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the Uncapped Trigger PLUS.

▪	Credit risk of HSBC USA Inc. The Uncapped Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Uncapped Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Uncapped Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Uncapped Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Uncapped Trigger PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Uncapped Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Uncapped Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Russell 2000® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per Uncapped Trigger PLUS if you try to sell your Uncapped Trigger PLUS prior to maturity.

▪	Investing in the Uncapped Trigger PLUS is not equivalent to investing in the securities included in the underlying index. Investing in the Uncapped Trigger PLUS is not equivalent to investing in the securities underlying the underlying index. Investors in the Uncapped Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the Uncapped Trigger PLUS. The Russell Investment Group, the reference sponsor of the underlying index, may add, delete or substitute the stocks constituting the underlying index. In addition, the reference sponsor of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the reference sponsor may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Uncapped Trigger PLUS.

▪	The estimated initial value of the Uncapped Trigger PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Uncapped Trigger PLUS in the secondary market, if any. The estimated initial value of the Uncapped Trigger PLUS was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Uncapped Trigger PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue

February 2014	Page 5

Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

conventional fixed or floating rate debt securities, the estimated initial value of the Uncapped Trigger PLUS may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Uncapped Trigger PLUS to be more favorable to you. We determined the value of the embedded derivatives in the Uncapped Trigger PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Uncapped Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Uncapped Trigger PLUS in the secondary market (if any exists) at any time.

▪	The price of your Uncapped Trigger PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Uncapped Trigger PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Uncapped Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Uncapped Trigger PLUS in the secondary market, if any, the price you would receive for your Uncapped Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Uncapped Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The Uncapped Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Uncapped Trigger PLUS to maturity. Any sale of the Uncapped Trigger PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Uncapped Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Uncapped Trigger PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Uncapped Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 14 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Uncapped Trigger PLUS and other costs in connection with the Uncapped Trigger PLUS that we will no longer expect to incur over the term of the Uncapped Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Uncapped Trigger PLUS and any agreement we may have with the distributors of the Uncapped Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Uncapped Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Uncapped Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final index level will be based on the closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decrease on the valuation date to at or below the initial index level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to such decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Uncapped Trigger PLUS may be higher than the final index level, the payment at maturity will be based solely on the closing level of the underlying index on the valuation date.

▪	The Uncapped Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Uncapped Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Uncapped Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Uncapped Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Uncapped Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Uncapped Trigger PLUS, the price at which you may be able to trade your Uncapped Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Uncapped Trigger PLUS, it is likely that there would be no secondary market for the Uncapped Trigger PLUS. Accordingly, you should be willing to hold your Uncapped Trigger PLUS to maturity.

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Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Uncapped Trigger PLUS. As calculation agent, HSBC or one of its affiliates has determined the initial index level and the trigger level and will determine the final index level, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or calculation of the final index level in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the Uncapped Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Uncapped Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Uncapped Trigger PLUS in taking any actions, including the determination of the initial index level, that might affect the value of your Uncapped Trigger PLUS.

▪	Small-capitalization risk. The underlying index tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the underlying index to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Uncapped Trigger PLUS. One or more of our affiliates has carried out and will continue to carry out hedging activities related to the Uncapped Trigger PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level and, therefore, could have increased the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the Uncapped Trigger PLUS. Additionally, such hedging or trading activities during the term of the Uncapped Trigger PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Uncapped Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Uncapped Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Uncapped Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Uncapped Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Uncapped Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in an Uncapped Trigger PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through February 28, 2014. The closing level for the RTY on February 28, 2014 was 1,183.03. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the level of the RTY on the valuation date.

RTY Historical Performance – Daily Closing Levels January 1, 2008 to February 28, 2014

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Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the Uncapped Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The Uncapped Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40434C204
ISIN:	US40434C2044
Minimum ticketing size:	$1,000 / 100 Uncapped Trigger PLUS
Denominations:	$10 per Uncapped Trigger PLUS and integral multiples thereof
Interest:	None
Events of Default and Acceleration:

If the Uncapped Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Uncapped Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable at maturity in the same general manner as described in “payment at maturity” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final index level, and the accelerated maturity date will be three business days after the accelerated valuation date. If a market disruption event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated valuation date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled valuation date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Uncapped Trigger PLUS have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Uncapped Trigger PLUS. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Business day:	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment when offices or settlement systems are closed:	If any payment is due on the Uncapped Trigger PLUS on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Uncapped Trigger PLUS, and therefore significant aspects of the tax treatment of each Uncapped Trigger PLUS is uncertain as to both the timing and character of any inclusion in income in respect of each Uncapped Trigger PLUS. Under one approach, each Uncapped Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each Uncapped Trigger PLUS consistent with this approach. Pursuant to the terms of each Uncapped Trigger PLUS, you agree to treat each Uncapped Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Uncapped Trigger PLUS as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each Uncapped Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Uncapped Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Uncapped Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of an Uncapped Trigger PLUS is required to accrue income in respect of the Uncapped Trigger PLUS prior to the receipt of payments under the Uncapped Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of an Uncapped Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Uncapped Trigger PLUS could be subject to U.S. withholding tax in respect of an Uncapped Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Uncapped Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Uncapped Trigger PLUS.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder, as the case may be. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June

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Uncapped Trigger PLUS Based on the Level of the Russell 2000® Index due March 5, 2020
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Uncapped Trigger PLUS.

For a further discussion of U.S. federal income tax consequences related to each Uncapped Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Uncapped Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Uncapped Trigger PLUS and will receive a fee of $0.35 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.35 for each Uncapped Trigger PLUS they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Uncapped Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlying index identified on the cover page. The purchaser of an Uncapped Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Uncapped Trigger PLUS relates to the underlying index identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any component security included in the underlying index or as to the suitability of an investment in the Uncapped Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Uncapped Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement, as the Uncapped Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Uncapped Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Validity of the Uncapped Trigger PLUS:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Uncapped Trigger PLUS offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Uncapped Trigger PLUS will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

This document provides a summary of the terms and conditions of the Uncapped Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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